Exhibit 10. 17
Form of Restricted Stock Unit Award
AWARD AGREEMENT
To:
      Effective                     and subject to the terms and conditions of the IPC Holdings, Ltd. (the “Company”) 2003 Stock Incentive Plan (the “Plan”), as supplemented by this Award Agreement, an award (the “Award”) is granted to you in the amount of                      Restricted Stock Units as defined in the Plan. A copy of the Plan is available at the Company’s principal executive offices, which at the date hereof are located at American International Building, 29 Richmond Road, Pembroke HM08, Bermuda.
      1. Vesting. Except as provided in Section 2.4.2 and 2.4.3 of the Plan, this Award shall vest for purposes of Section 2.4 of the Plan in four equal installments on                         ,                        , and                    .
      2. Non-Transferability of Award. This Award is non-transferable as provided in Section 3.4 of the Plan.
      3. Payment of Award. On or about each date this Award vests, the fully paid Common Shares (as defined in the Plan) underlying the portion of the Award that vested on such date shall be issued to you, unless the Company is unable to issue shares, in which case the Committee (as defined in the Plan) may decide, in accordance with Section 1.3.1 of the Plan, to pay your Award in cash. If the Committee has decided to pay the Award in cash instead of Common Shares, such cash shall be delivered to you on or about the applicable vesting dates. In the event this Award becomes payable to another person or persons upon your death pursuant to the Plan, the delivery of Common Shares or payment of cash shall be subject to appropriate proof of the right to receive payment of the Award.
      4. Agreement to Furnish Information. At or prior to the time of payment of this Award, you agree to furnish such information as the Committee may in its discretion deem necessary or advisable to assure compliance by the Company with the provisions of any applicable legal requirements.
      5. Governing Law. This Agreement shall be construed and its provisions enforced and administered in accordance with laws of Bermuda.

IPC Holdings, Ltd.	Accepted and agreed:

By:
Name:
Title: